  EXHIBIT 23.1

Pinnacle Accountancy Group of Utah

CERTIFIED PUBLIC ACCOUNTANTS

A DBA OF HEATON & COMPANY, PLLC

1438 NORTH HIGHWAY 89, SUITE 120

FARMINGTON, UTAH 84025

_______________

(801) 447-9572 FAX (801) 447-9578

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pacific Sports Exchange, Inc.

Punta Gorda, FL

We hereby consent to the incorporation of our report dual-dated November 28, 2018 and September 3, 2019 with respect to the financial statements of Pacific Sports Exchange, Inc. for the period from July 2, 2018 (inception) through August 31, 2018, in the Registration Statement of Pacific Sports Exchange, Inc. on Form S-1/A Amendment No. 4 filed on or about September 16, 2019. We also consent the use of our name and the references to us included in the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah.

Pinnacle Accountancy Group of Utah

Farmington, Utah

September 16, 2019